SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 19, 2007

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26125	33-0100303
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:      (760) 929-8226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 19, 2007, Rubio’s Restaurants, Inc. (the “Company”) entered into a settlement agreement with class action representatives to settle, subject to Court approval, a previously disclosed consolidated class action lawsuit related to how the Company classified certain employees under California overtime laws. The lawsuit is similar to numerous lawsuits filed against restaurant operators, retailers and others with operations in California.

As previously disclosed, two similar class action lawsuits were filed during 2001 against the Company in Orange County, California Superior Court. These lawsuits were consolidated into one action. The consolidated action involved the issue of whether current and former employees in the general manager and assistant manager positions who worked in the Company’s California restaurants during specified time periods were misclassified as “exempt” and therefore deprived of overtime pay. The consolidated complaint also asserted claims for alleged missed meal and rest breaks. In addition to unpaid overtime, the consolidated complaint sought to recover waiting-time penalties, interest, attorneys’ fees and other types of relief on behalf of the current and former employees that these class representatives purported to represent.

While the Company denies the allegations underlying these lawsuits, it has agreed to the proposed settlement to avoid significant legal fees, other expenses and management time that would have to be devoted to secure a victory in litigation.

The settlement, which is subject to final documentation and court approval, provides for a settlement payment of $7.5 million in the aggregate (including attorneys’ fees and costs, fees for administering the settlement and any employer taxes). The aggregate settlement amount will be payable in three installments, as follows:

•	$2.5 million will be payable 65 days after the court’s final approval of the settlement and dismissal of the case;

•	$2.5 million will be payable within 18 months after the date of the court’s final approval; and

•	$2.5 million will be payable within 36 months after the date of the court’s final approval.

Financing charges of 3% simple interest, equal to $337,500, will also be due and payable 36 months after final approval and dismissal assuming no early payments. There will be no penalty for early payment of any of these amounts. In the event the Company fails to make an installment payment within the time periods described above, an interest rate of 10% will apply to the late payment amount.

The settlement will result in a one-time charge of $8.4 million in the fourth quarter of fiscal 2006, which includes the settlement amount, interest and estimated legal costs incurred in connectioon with the settlement.

The settlement class covers general managers and assistant managers of the Company employed in California during the period from July 28, 1997 to the date the settlement receives preliminary approval from the court.

Under the settlement agreement, the parties have agreed to cooperate to obtain the court’s approval of the settlement. The parties expect that the court will hold a preliminary hearing on the approval of the settlement in late March 2007 and that final approval would be sought by mid-2007. The settlement will become effective and binding on the parties only if approved by the court.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  March 19, 2007

RUBIO’S RESTAURANTS, INC.

By:  /s/ John Fuller
John Fuller
Chief Financial Officer